EMPLOYMENT CONTRACT

This Contract is made on this 15th day of March, 2007 between:

1.    Averox FZ-LLC of P. O. Box 502492, Dubai, United Arab Emirates (the
      "Company")

2. Graham Hill, a British national, holder of Passport No. 094050607 of United Kingdom (the "Employee")

WHEREAS

The Company and the Employee have agreed on the employment of the Employee by the Company upon the terms and conditions set out below.

NOW THEREFORE THE PARTIES agree as follows:

1.    Operative

      The Company employs, and the Employee accepts employment with the Company, to work for the Company in the Dubai Internet City in the Dubai Technology, Electronic Commerce and Media Free Zone (the "Free Zone") as a Senior Vice President Sales (the "Employment").

2.    Remuneration

      2.1 In consideration of the Employee undertaking the Employment for the Company, the Company shall pay the Employee as follows:

            2.1.1 a basic salary of Dirhams One Hundred & Twenty Thousand Only
                  (Dhs. 120,000/-) per day/month/year;

            2.1.2 a housing allowance of Dirhams Sixty thousand Only (Dhs.
                  60,000) per month/year;

            2.1.3 a transport/recreation/other allowance of Dirhams Thirty Nine
                  Thousand Only (Dhs. 39,000) per month/year;

      2.2 The amount set out in Clauses 2.1, 2.2 and 2.3 above are collectively referred to hereafter as the "Remuneration".

      2.3 The Company shall pay the Employee the Remuneration in twelve (12) equal instalments in arrears during the Employment.

3.    Term

      This Employment Contract shall be for a:

      Unlimited period commencing on March 15th, 2007 (an "Unlimited Contract"); or

4.    Probation

      The Employee shall work under a probation period of Three (3) months calculated as from the commencement date of this Employment Contract set out in Clause 3 above (any probation period may not exceed six (6) months). In the event of termination of the Employment during this probationary period, the Employee will not be entitled to receive any end of service benefits or other compensation whatsoever.

5.    Holidays

      The Employee is entitled to paid annual vacation of Twenty (20) calendar/working days (subject to a minimum of thirty (30) calendar days). The annual vacation period shall be calculated pro rata for any period of less than a year provided the Employee has completed at least one year of service.

6.    Air Tickets

      6.1 The Company shall provide a one-way air ticket to the Employee at the termination of this Employment Contract to repatriate the Employee to his place of origin.

      6.2 The Company shall provide at least once a year during the term of Employment a return air ticket to the Employee to his place of origin.

7.    Termination

      7.1 A Limited Contract shall expire on the expiry date set out in Clause 3 above.

      7.2 An Unlimited Contract shall be terminated on the provision by either of the Company or the Employee of thirty (30) days' notice in writing to the other.

      7.3 The Company may dismiss the Employee without notice as provided for in Articles 88 through 120 of the Labour Law.

8.    Renewal

      A Limited Contract will be renewed automatically should the Employee continue the Employment after the expiry date set out in Clause 3 above where the Company does not otherwise object and unless either the Company or the Employee has given written notification to the other at least thirty (30) days prior to the expiry date declining to renew the Employment. Any employment under a Limited Contract renewed under this Clause 8 shall be deemed to be an Unlimited Contract for any period of renewal.

9.    Governing Law

      This Employment Contract and the Employment shall be governed by and construed in accordance with the United Arab Emirates Federal Labour Law for the Private Sector (being Federal Law No. 8 of 1980 as amended) unless and until the Dubai Internet City puts into place any different rules and regulations concerning employment in the Dubai Internet City.

10.   Restraint of Trade

      Upon the termination of this Employment, the Employee covenants and agrees with the Company that the Employee will not work for a period of one (1) year following termination of the Employment with any company that is a direct competitor of the Company in the United Arab Emirates, or solicit business from or contract business with any customer of the Company.

11.   Targets & Goals

      Your target is to generate $2 Million software sales or $3 Million network or other products sales on 25% margins. If you achieve your targets successfully Averox will pay you an OTE: US$150,000 per annum plus share options as per company policy. For each quarter of every running fiscal year Averox expects from you $ 0.65 to $1 Million sales of software and/or other products. In case you fail to meet the expected quarterly targets, Averox reserves the right to redefine or even seize the OTE promised with you.

Signed By


/s/ Salman Mahmood                          /s/ Graham Hill
------------------------------              ------------------------------
Averox FZ-LLC                               Graham Hill
(the "Company")                             (the "Employee")

Name: Salman Mahmood
Title: Chairman of the
       Board and Chief
       Executive Officer,
       (Principal Executive Officer)